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                                                                    EXHIBIT 23.3

              Consent of Independent Certified Public Accountants


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated July 21, 2000, except for the seventh paragraph of Note 8, as to which the date is June 30, 2001,with respect to the financial statements of Qode.com, Inc. as of December 31, 1999 and for the period from March 29, 1999 (inception) through December 31, 1999 included in the Registration Statement (Amendment No.2 to Form S-1 No. 1022701) and related Prospectus of Neomedia Technologies, Inc. for the registration of 28,773,860 shares of its common stock.


                                                     /s/ Ernst & Young LLP

West Palm Beach, Florida
April 19, 2002